Exhibit 99.1

The ONE Group to Participate in Two Investor Conferences in January

DENVER, January 11, 2021--(BUSINESS WIRE) — The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS), today announced that the Company will be participating in two investor conferences in January.

On Tuesday, January 12, 2021, the Company will present virtually at the 23rd Annual ICR Conference. The presentation will begin at 10:30 AM ET and can be accessed from the Investor Relations tab of The ONE Group’s website at www.togrp.com under “News / Events”.

The Company will also participate in the virtual Jefferies 10th Annual Winter Restaurant, Foodservice, Gaming, Lodging & Leisure Summit which will be held on January 19 – 20, 2021.

About The ONE Group

The ONE Group Hospitality, Inc. (Nasdaq: STKS) is a global hospitality company that develops and operates upscale and polished casual, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s focus is to be the global leader in Vibe Dining, and its primary restaurant brands are:

●	STK, a modern twist on the American steakhouse concept with 21 restaurants in major metropolitan cities in the U.S., Europe and the Middle East; and,
●	Kona Grill, a polished casual, bar-centric grill brand with 24 U.S. locations, features American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere.

ONE Hospitality, The ONE Group’s food and beverage hospitality services business, develops, manages and operates premier restaurants and turnkey food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Investors:

ICR

Michelle Michalski or Raphael Gross

(646) 277-1224

Michelle.Michalski@icrinc.com

Media:

ICR

Kate Ottavio Kent

(203) 682-8276

Kate.OttavioKent@icrinc.com